UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/26/2011

Sears Holdings Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51217

Delaware	20-1920798
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3333 Beverly Road
Hoffman Estates, Illinois 60179
(Address of principal executive offices, including zip code)

847-286-2500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.    Material Impairments

On December 26, 2011, management of Sears Holdings Corporation ("Holdings," "we," "our," or the "Company") concluded that we expect that we will record a non-cash charge in the fourth quarter of fiscal 2011 related to a valuation allowance in the amount of $1.6 to $1.8 billion on certain federal and state deferred tax assets. In our third-quarter 2011 Quarterly Report on Form 10-Q ("Third Quarter 10-Q"), Holdings reported that we had recorded an additional valuation allowance of $100 million, net of federal tax benefit, on certain of our state deferred tax assets. In addition, the Company also disclosed that we would continue to monitor our operating performance and evaluate the likelihood of the future realization of our deferred federal and state tax assets. Realization of these deferred tax assets depends on achieving a certain level of future taxable income. The Company believed that the achievement of the required future taxable income was more likely than not at the time of filing of our Third Quarter 10-Q. Based on fourth quarter 2011 results to date, the Company has reduced its current earnings outlook for the current year and as such under current accounting rules (ASC 740) the Company can no longer assume future income sufficient to allow it to report the full value of its deferred tax assets. In accordance with these accounting rules (ASC 740) the Company will establish a valuation allowance against these deferred tax assets related to its U.S. operations, as we are now projecting to be in a three-year cumulative loss (the 2009, 2010 and 2011 fiscal years) and we can no longer assume the realization of deferred tax assets relating to our U.S. current operating loss, tax credits and deductible items. As such, we now believe that additional valuation allowances should be recorded.

In addition, the Company believes that it may recognize impairment on some goodwill balances for as much as $0.6 billion in the fourth quarter. As previously reported, our goodwill impairment test involves a two-step process. The first step is a comparison of each reporting unit's fair value to its carrying value. If the carrying value of the reporting unit is higher than its fair value, there is an indication that impairment may exist and the second step must be performed to measure the amount of impairment loss. We have also reported that the Company performs its annual goodwill impairment tests as of November 30, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. As part of our interim review for indicators of impairment, conducted following the end of the third quarter of fiscal 2011, management analyzed potential changes in value of individual reporting units based on each reporting unit's operating results for the nine months ended October 29, 2011 compared to the results expected when the annual test was completed last year. In addition, management considered how other key assumptions, including discount rates and expected long-term growth rates, used in last year's impairment analysis, could be impacted by changes in market conditions, economic events and reporting unit operating results. Based on this interim assessment, management concluded that as of October 29, 2011, no events or changes in circumstances indicated that it was more likely than not that the fair value for any reporting unit had declined below its carrying value. The Company also noted in its Third Quarter 10-Q that significant changes in global economic conditions and reporting unit operating results could result in changes to expectations of future financial results and key valuation assumptions. These changes could result in revisions of management's estimates of the fair value of the Company's reporting units and could result in a material goodwill impairment charge at our next annual measurement date.

We recently began performing the first step of our annual goodwill impairment review, and taking into account our latest earnings outlook for the current year, the share price of our common shares and expected store closures, we believe that our Full-line store and Commercial sales operating units may require the second step of the impairment analysis. Based on our analysis conducted to date, the Company believes that it may need to record a goodwill impairment charge in the fourth quarter of 2011 of approximately $0.6 billion, which represents up to all or substantially all of the goodwill within these operating units.

These management decisions were reported to the Audit Committee of the Board of Directors in a meeting on December 26, 2011.

Holdings' valuation allowance for certain of its federal and state U.S. deferred tax assets and any potential goodwill impairment charge will not result in future cash expenditures, however they will have a direct negative impact on the company's net income and shareholders' equity for the period in which it is recorded. In addition, it will result in the company's inability to record tax benefits on future losses of its U.S. operations until we generate sufficient future taxable income to support the elimination of the valuation allowance. The valuation allowance and impairment charge will not impact Holdings' cash flow.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sears Holdings Corporation

Date: December 27, 2011	By:	/s/ William K. Phelan
William K. Phelan
SVP, Controller and Chief Accounting Officer